Exhibit 10.25

APPENDIX 1

Digicel Group Limited

Notice of Grant of Share Option

2013 Executive Share Option Plan

Notice is hereby given of the grant to the individual named below (the “Optionholder”), in consideration for the Optionholder’s agreement to provide services to the Company or another Qualifying Company, of the following option (the “Option”) to purchase common shares of Digicel Group Limited (the “Company”) under the Company’s 2013 Executive Share Option Plan (the “Plan”):

Name of Optionholder:

Address of Optionholder:

Grant Date of Option:

Number of Option Shares:

Exercise Price:	US$[ ] per Option Share

Vesting Commencement Date:

Exercise\Vesting Schedule:	The Option shall become exercisable for the Option Shares in a series of cumulative instalments over the Optionholder’s period of service as a Service Provider in accordance with the following schedule:-

Date	Maximum Shares to Become Exercisable (% of Total Number of Option Shares)

Expiration Date:	[date immediately preceding 7-year anniversary of Grant Date], subject to earlier termination in accordance with the Rules of the Plan.

The vesting events as outlined in the above schedule will be conditional on achievement of the following performance criteria:

25% weighting	25% weighting	25% weighting	25% weighting
Achievement of 100% of budgeted EBITDA for your profit centre for preceding financial year:	Achievement of 100% of budgeted Revenues for your profit centre for the preceding financial year	Spending no more than the budgeted capital expenditures for your profit centre	Identification of a suitable successor for your role

The Optionholder understands and agrees that the Option is granted subject to and in accordance with the Rules of the Plan and the Optionholder hereby acknowledges receipt of a copy of such Rules and agrees to be bound by such Rules.

The Optionholder further understands and agrees that each vesting event as outlined in the above schedule will be conditional on achievement of certain agreed performance criteria which will be communicated to the option holder in conjunction with this Grant of Option.

The Plan Administrator shall have the authority, exercisable in its absolute discretion to amend any of the agreed criteria but not if such amendment results in a more onerous performance measure. This will normally only apply if there is an Act of God or if decisions are made by the Board which have an adverse effect on the achievement of any of the agreed performance criteria in which instance the amendment will be limited to the direct impact of that specific matter.

Subject to Rule 4(f) of the Plan, the Optionholder further acknowledges that the Option is personal to the Optionholder and may not be transferred, assigned, mortgaged, charged or otherwise disposed of by the Optionholder, that nothing in this Notice or in the Plan shall confer upon the Optionholder any right to continue in the service or employment of the Company or any Qualifying Company for any period of specific duration and that this Option shall not form part of the terms and conditions of the Optionholder’s Service Contract with the Company or any Qualifying Company employing him. Accordingly, the Optionholder acknowledges that he or she shall have no right to any compensation arising for the loss of his or her entitlement with respect to the Option or the Option Shares as a result of the termination of the Optionholder’s status as a Service Provider (for any reason whatsoever).

Except as the Plan Administrator may otherwise provide at the time the Option is granted or thereafter, or as required to comply with applicable law:

(a)	If the Participant’s employment or service with the Company and its affiliates is terminated by Participant or by the Company for any reason (other than death or disability or by the Company for cause), then (i) to the extent not yet vested as of the Termination Date, an Option shall immediately be forfeited, and (ii) to the extent vested as of the Termination Date, an Option may be retained and, if applicable, exercised until the earlier of (A) the date three (3) months (or such longer or shorter period, if any, specified in the applicable Service Agreement or Grant Notice) after the Termination Date or (B) the date such Option would have expired had it not been for the termination of employment or service, after which time, in either case, such Option shall expire.

(b)	If the Participant’s employment or service with the Company and its Affiliates is terminated by Participant or if he/she has served notice of termination, or by the Company due to Participant’s death or disability, then (i) to the extent not yet vested as of the Termination Date or at the date of serving of the notice of termination, an Option shall immediately be forfeited, and (ii) to the extent vested as of the Termination Date, an Option may be retained and, if applicable, exercised until the earlier of (A) the date one (1) year (or such longer or shorter period, if any, specified in the applicable Service Agreement or Grant Notice) after such termination of employment or service or (B) the date such Option would have expired had it not been for the termination of employment or service, after which time, in either case, such Option shall expire.

(c)	If the Participant’s employment or service with the Company and/or its Affiliates is terminated by the Participant or if he/she has served notice of termination, prior to any specified vesting period as defined in the Schedule above, then the upside on the already vested options is restricted to 50% of any uplift between the Exercise Price and the Market Price.

(d)	If an Optionholder’s Service Provider status is terminated by the Company (or other Qualifying Company employing the Optionholder) for cause, as determined in accordance with the laws, de facto governing the Service Provider’s Service Contract, then, as of the Optionholder’s Termination Date, each outstanding Option held by such individual shall automatically lapse and cease to be exercisable with respect to all of the Option Shares subject to such Option.

(e)	If the Participant is in breach of the Confidentiality undertaking in Rule 16 the Plan Administrator is entitled to notify such Participant that each outstanding Option held by such individual will lapse and cease to be exercisable with respect to all of the Option Shares subject to such Option.

(f)	In no event shall any additional Option Shares become exercisable after an Optionholder’s Termination Date.

Each capitalised term in this Notice shall have the meaning assigned to such term in this Notice or the Plan.

By executing the attached duplicate of this Notice, the Optionholder confirms his or her acceptance of the Option upon the terms and conditions described herein. In the event the attached duplicate is not returned to the Company duly executed on or prior to [                    ], the Option shall be deemed to have lapsed as of such date and shall have no force or effect thereafter.

By:

Title:

For and on behalf of Digicel Group Limited

Acknowledged and Accepted:

By:
Optionholder

Date:

Note:	This Notice should be executed in duplicate by the Optionholder and the Company. One originally executed copy should be retained by each party.

Attachments:	2013 Executive Share Option Plan Rules
Form of Management Agreement